STATE OF NEVADA

BARBARA K. CEGAVSKE
Secretary of State

KIMBERLEY PERONDI
Deputy Secretary
for Commercial Recordings

OFFICE OF THE
SECRETARY OF STATE

Commercial Recordings Division
202 N. Carson Street
Carson City, NV 89701-4201
Telephone (775) 684-5708
Fax (775) 684-7138

WORLD MEDIA & TECHNOLOGY CORP.

NV

Job:C20170112-0753
January 12, 2017

Special Handling Instructions:
1FSC, EMAIL, DRR, 1/12/17

Charges

Description	Document Number	Filing Date/Time	Qty	Price	Amount
Designation	20170015070-23	1/12/2017 8:45:48 AM	1	$175.00	$175.00
24 Hour Expedite	20170015070-23	1/12/2017 8:45:48 AM	1	$125.00	$125.00
Total					$300.00

Payments

Type	Description	Amount
Credit	4842481866376284204086	$300.00
Total		$300.00

Credit Balance: $0.00

Job Contents:
File Stamped Copy(s): 1

WORLD MEDIA & TECHNOLOGY CORP.

NV

150103

BARBARA K. CEGAVSKE
Secretary of State
202 North Carson Street
Carson City, Nevada 89701-4201
(775) 684-5708
Website: www.nvsos.gov

Certificate of Designation

(PURSUANT TO NRS 78.1955)

Filed in the office of	Document Number
Barbara K. Cegavske	20170015070-23
Barbara K. Cegavske Secretary of State State of Nevada	Filing Date and Time 01/12/2017 8:45 AM
	Entity Number E0522982010-3

USE BLACK INK ONLY - DO NOT HIGHLIGHT

ABOVE SPACE IS FOR OFFICE USE ONLY

Certificate of Designation For Nevada Profit Corporations (Pursuant to NRS 78.1955)

1. Name of corporation:

World Media & Technology Corp.

2. By resolution of the board of directors pursuant to a provision in the articles of incorporation this certificate establishes the following regarding the voting powers, designations, preferences, limitations, restrictions and relative rights of the following class or series of stock.

Pursuant to the authority conferred upon the Board of Directors by the Articles of Incorporation, the Board of Directors hereby designates one hundred (100) shares of the preferred stock, par value $0.001 per share, of the Corporation as "Series A Super Voting Preferred Stock", and the powers, designations, preferences and relative, participating, optional and other rights of the Series A Super Voting Preferred Stock and the qualifications, limitations and restrictions thereof, be, and they hereby are, as set forth in this certificate of designation.

See attached Certificate of Designation of Series A Super Voting Preferred Stock

3. Effective date of filing: (optional)

(must not be later than 90 days after the certificate is filed)

4. Signature: (required)

X [signature]

Signature of Officer

Filing Fee: $175.00

IMPORTANT: Failure to include any of the above information and submit with the proper fees may cause this filing to be rejected.

CERTIFICATE OF DESIGNATIONS,
PREFERENCES AND RIGHTS OF
SERIES A SUPER VOTING PREFERRED STOCK
OF
WORLD MEDIA & TECHNOLOGY CORP.

1. DESIGNATION AND AMOUNT. The preferred stock subject hereof shall be designated Class A Super Voting Preferred Stock ("Class A Preferred"), and the number of shares constituting Class A Preferred shall be one hundred (100). No other shares of preferred stock shall be designated as Class A Preferred Stock.

2. Voting. A Holder of the Series A Super Voting Preferred Stock shall have One Million (1,000,000) votes for each share of Series A Super Voting Preferred Stock held by him on all matters submitted to the shareholders, either at a duly called meeting or by written consent, including, without limitation, the right to vote for the election of directors. A holder of the Series A Super Voting Preferred Stock shall vote together with the holders of Common Stock as a single class upon all matters submitted to the Common Stock shareholders.

3. Dividends. The holders of Series A Super Voting Preferred Stock of the Corporation shall not be entitled to receive dividends paid on the Corporation's Common Stock.

4. No Liquidation Preference. Upon liquidation, dissolution and winding up of the Corporation, whether voluntary or involuntary, the holders of the Series A Super Voting Preferred Stock then outstanding shall not be entitled to receive out of the assets of the Corporation, whether from capital or earnings available for distribution, any amounts which will be otherwise available to and distributed to the Common Stockholders.

5. No Conversion. The shares of Series A Super Voting Preferred Stock will not be convertible into the shares of the Corporation's Common Stock.

6. Vote to Change the Terms of or Issuance of Series A Super Voting Preferred Stock. The affirmative vote at a meeting duly called for such purpose, or written consent without a meeting, of the holders of not less than fifty-one (51%) of the then outstanding shares of Series A Super Voting Preferred Stock shall be required for (i) any change to the Corporation's Articles of Incorporation that would amend, alter, change or repeal any of the voting powers, preferences, limitations or relative rights of the Series A Super Voting Preferred Stock, or (ii) any issuance of additional shares of Series A Super Voting Preferred Stock.

7. Notices. In case at any time:

(a) the Corporation shall offer for subscription *pro rata* to the holders of its Common Stock any additional shares of stock of any class or other rights; or

(b) there shall be any recapitalization, reorganization, reclassification, consolidation, merger, sale of all or substantially all of the Corporation's assets to another Person or other transaction in each case, which is effected in such a way that holders of Common Stock are entitled to receive (either directly or upon subsequent liquidation) stock, securities or assets with respect to or in exchange for Common Stock, referred to herein as an "Organic Change";

then, in any one or more of such cases, the Corporation shall give, by first class mail, postage prepaid, or by facsimile or by recognized overnight delivery service to non-U.S. residents, addressed to the Registered Holders of the Series A Super Voting Preferred Stock at the address of each such Holder as shown on the books of the Corporation, (i) at least twenty (20) Trading Days prior written notice of the date on which the books of the Corporation shall close or a record shall be taken for such subscription rights or for determining rights to vote in respect of any such Organic Change and (ii) in the case of any such Organic Change, at least twenty (20) Trading Days' prior written notice of the date when the same shall take place. Such notice in accordance with the foregoing clause (i) shall also specify, in the case of any such subscription rights, the date on which the holders of Common Stock shall be entitled thereto, and such notice in accordance with clause (ii) shall also specify the date on which the holders of Common Stock shall be entitled to exchange their Common Stock for securities or other property deliverable upon such Organic Change.

8. Record Owner. The Corporation may deem the person in whose name shares of Series A Super Voting Preferred Stock shall be registered upon the registry books of the Corporation to be, and may treat him as, the absolute owner of the Series A Super Voting Preferred Stock for all purposes, and the Corporation shall not be affected by any notice to the contrary. All such payments and such conversion shall be valid and effective to satisfy and discharge the liabilities arising under this Certificate of Designations to the extent of the sum or sums so paid or the conversion so made.

9. OTHER PREFERENCES. The shares of the Class A Super Voting Preferred Stock shall have no other preferences, rights, restrictions, or qualifications, except as otherwise provided by law or the articles of incorporation of the Corporation.